Exhibit 99.1

NEWS RELEASE
For Immediate Release
            July 28, 2021

For Further Information Contact:
Charles R. Hageboeck, Chief Executive Officer and President
(304) 769-1102

City Holding Company Elects Greg Burton to Board of Directors

Charleston, West Virginia – City Holding Company, the “Company” (NASDAQ: CHCO), has appointed Gregory A. Burton to its Board of Directors to fill a vacancy created by the retirement of John R. Elliot. Mr. Burton’s appointment is effective immediately and he will stand for election by the shareholders at the next annual meeting scheduled for April 2022. This increases the number of directors of the Company from 11 to 12. The Board of Directors expects to recommend Mr. Burton as a Class I director, whose terms shall expire at the annual meeting of shareholders in 2024,

A Charleston native, Burton’s resume includes work in city and state government, as well as the banking, financial and insurance industries. Most recently, Burton helped start BrickStreet Mutual Insurance, “BrickStreet”, in 2006 and served as its Chief Executive Officer until 2017. BrickStreet merged with Motorists Mutual out of Ohio in April 2017 to form what is now Encova Mutual Insurance Group, “Encova”, and Burton now serves as Executive Chairman of the combined entity. Encova writes business in over 20 states including those in which City National Bank is located: West Virginia, Kentucky, Virginia and Ohio.

Burton serves on the boards of the West Virginia Chamber of Commerce, the University of Charleston (Vitality Committee) and West Virginia School of Osteopathic Medicine (Finance Chair). Burton also serves as Chair of the Encova Foundation, which supports education, healthcare and other worthwhile causes in communities throughout West Virginia.

“Greg represents a wonderful addition to the City Holding Board of Directors,” said Charles Hageboeck, President and Chief Executive Officer of City Holding. “With his deep knowledge of City’s market areas and leadership in the development, growth and transition of BrickStreet to Encova, he brings unique experience and expertise to the board. We are thrilled to have his advice and guidance.”

City Holding Company is a $5.9 billion bank holding Company headquartered in Charleston, WV. City Holding Company is the parent company of City National Bank of West Virginia. City National operates 94 branches across West Virginia, Kentucky, Virginia and Ohio.